Exhibit 10.43
CONFIDENTIAL TREATMENT REQUESTED – REDACTED COPY

*** Confidential Treatment has been requested for portions of this Exhibit. Confidential portions of this Exhibit are designated by [****]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

TRANSITION SERVICES AGREEMENT
This Transition Services Agreement (this “Agreement”) is made and entered into as of the Effective Date by and between Trident Microsystems (Far East) Ltd., a Cayman Islands company (“Trident Cayman”), and NXP B.V., a Dutch besloten vennootschap (“NXP”). Trident Cayman and NXP are each referred to individually as “Party” and collectively as the “Parties.”
Background
WHEREAS, pursuant to that certain Share Exchange Agreement, dated as of October 4, 2009, by and among Trident Microsystems, Inc., a Delaware corporation (“Trident”), NXP and Trident Cayman (the “Share Exchange Agreement”), Trident Cayman has acquired the Acquired Assets from NXP and its Affiliates (the “Acquisition”).
WHEREAS, in connection with the Acquisition, and subject to the terms and conditions of this Agreement, Trident Cayman desires to obtain from NXP and NXP’s Affiliates, and NXP is willing to provide, and cause its Affiliates to provide, certain transitional services and support for Trident Cayman, Trident and Trident’s Subsidiaries.
WHEREAS, in connection with the Acquisition, and subject to the terms and conditions of this Agreement, NXP desires to obtain from Trident Cayman and Trident Cayman’s Affiliates, and Trident Cayman is willing to provide, and cause its Affiliates to provide, certain transitional services and support for NXP and NXP’s Subsidiaries.
Now, Therefore, in consideration of the mutual covenants herein and for good and valuable consideration, receipt of which is hereby acknowledged, the Parties agree as follows.
Agreement
1.	Definitions. The following terms, when used in this Agreement with initial capital letters, have the meanings given to such terms in this Section 1. Capitalized terms used but not expressly defined in this Agreement have the meanings given such terms in the Share Exchange Agreement.

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     1.1 “Books and Records” shall have the meaning set forth in Section 6.7(a).
     1.2 “Confidential Information” shall have the meaning set forth in Section 7.1.
     1.3 “Costs” means the sum of Direct Costs and Indirect Costs.
     1.4 “Direct Costs” means all of the Service Provider’s actual costs of labor (including, but not limited to, wages, bonuses, equity compensation, fringe benefits and employer taxes and contributions), and equipment and materials that are specifically attributable to the Services provided by the Service Provider under this Agreement (including allowances for the depreciation of equipment and other capital assets used in the performance of the Services, as reported in the Service Provider’s local records of account), but does not include travel costs, extraordinary expenses or financing expenses (which means interest income or expense, but may include, if any, all exchange gains or losses and other financial costs).
     1.5 “Dispute Notice” shall have the meaning set forth in Section 12.4(b).
     1.6 “Effective Date” means February 8, 2010.
     1.7 “ERP” shall have the meaning set forth in Section 6.8(a)(i).
     1.8 “Facility” shall have the meaning set forth in paragraph 1a of Schedule 2 hereto.
     1.9 “Financial Reporting Services” shall have the meaning set forth in paragraph 2a of Schedule 3 hereto.
     1.10 “IT/ICT Schedule” means Schedule 4 hereto.
     1.11 “Indirect Costs” means that portion of the Service Provider’s general and administrative expenses that are specifically allocated to the Services under this Agreement on a basis consistent with the Service Provider’s current accounting practices as reflected in Schedule 7 hereto.
     1.12 “JAMS” shall have the meaning set forth in Section 12.4(c).
     1.13 “JAMS Arbitrator” shall have the meaning set forth in Section 12.4(c).
     1.14 “NXP Services” means the following transitional services and support to be provided to Trident Cayman, Trident and Trident’s Subsidiaries:

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          (a) human resources management (i.e., compensation and benefit plans, payroll services, training), as more specifically described in Schedule 1 hereto;
          (b) office and infrastructure, as more specifically described in Schedule 2 hereto;
          (c) financial administration, as more specifically described in chedule 3 hereto;
          (d) ICT hardware, ICT software, ICT infrastructure, telecommunications, and general IT services, as more specifically described in Schedule 4 hereto;
          (e) for the German Transition Period, maintenance, servicing, housing and all other services related to the operation and maintenance of the German Assets; and
          (f) for the four month period following the Closing, export, customs and licensing, as more specifically described in Schedule 5 hereto.
     1.15 “NXP Subsidiaries” means NXP’s Subsidiaries. For the avoidance of doubt, NXP Subsidiaries does not include Trident and Trident’s Subsidiaries.
     1.16 “Permitted Representatives” shall have the meaning set forth in Section 7.1.
     1.17 “Service Manager” shall have the meaning set forth in Section 5.
     1.18 “Service Provider” means the entity providing the relevant Services.
     1.19 “Service Recipient” means the entity receiving the relevant Services.
     1.20 “Services” means the Trident Services or the NXP Services, as applicable.
     1.21 “Service Schedule” means each of the Schedules attached to this Agreement (including the annexes or any other attachments thereto) that set forth the Services to be provided by the Service Provider to the Service Recipient and any future schedules setting forth additional transitional services as agreed upon between the Parties.
     1.22 “Senior Executive” shall have the meaning set forth in Section 5.
     1.23 “Subsequently Identified Additional Service” shall have the meaning set forth in Section 2.6(a).

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     1.24 “Taxes” shall have the meaning set forth in Section 6.5.
     1.25 “Trident Services” means the transitional services and support to be provided to NXP and NXP Subsidiaries as set forth on Schedule 6 hereto.
2.	Service Provider’s Obligations
     2.1 Services Generally. Subject to the terms and conditions of this Agreement, during the applicable term set forth in the applicable Service Schedule, a Service Provider will provide the Services to the Service Recipient. The Services shall be of a scope and delivered in a manner substantially consistent with past practice of the Service Provider on an internal or, where applicable, intra-company basis. Without limitation, the Services listed on a Service Schedule include the specific activities, tasks, and responsibilities that have been historically provided by that party internally on a customary and regular basis and those that are inherent and reasonably necessary as part of, or for the proper performance of, the Services, even if not specified on a Service Schedule.
     2.2 Service Provider Responsibility. All Services shall be performed, and all information shall be delivered, in a professional and workmanlike manner and in accordance with prevailing professional standards, using personnel with appropriate training and expertise as determined by the Service Provider in good faith and in accordance with any specifications or requirements of the Service Recipient set forth in the applicable Service Schedule, but without other warranties as to results, quality or performance, fitness for purpose, non-existence of errors or the like.
     2.3 Subcontracting. The Service Provider has the right to subcontract the performance of any portion of the Services to a third party with the prior written consent of the Service Recipient (not to be unreasonably withheld); provided, that (i) any such subcontracting shall be on terms that are consistent with, and no less protective than, the confidentiality terms of this Agreement and are otherwise sufficient to enable Service Provider to comply with this Agreement, (ii) the Service Provider remains responsible for the performance of the Services in accordance with this Agreement and monitors and manages such performance, (iii) the Services provided by third parities shall be performed and delivered with at least the same standards and level of performance, priority and quality to which the Service Provider is accountable under the terms of this Agreement, and (iv) the Service Provider shall make commercially reasonable efforts to cause the third party service provider to enter into a direct contractual relationship with the Service Recipient for the provision of the relevant Services, on such terms and conditions as reasonably agreed upon by the Service Recipient. Notwithstanding the foregoing, the prior written consent of the Service Recipient shall not be required (A) where the Services to be performed by the Service Provider are already provided to the Service Provider by a third party on a subcontracted basis or (B) for new contracts between the Service Provider and a third party regarding Services currently provided by such third party to the Service Provider on terms

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substantially the same as those presently in effect or (C) where such subcontract is in connection with a merger, acquisition or sale of the portion of the Service Provider’s assets to which the Service relates. The Service Provider will be responsible for the payment of all subcontractors such Service Provider engages for the performance of Services.
     2.4 Certain Limitations. Unless expressly provided herein and/or in any Service Schedule: (i) the NXP Services shall be available only for the purposes of conducting the Business transferred to Trident and Trident Cayman substantially in the manner it was conducted immediately prior to the Effective Date, and (ii) the Trident Services shall be available only to the extent necessary to sustain the businesses and operations of NXP not included in the Business transferred to Trident and Trident Cayman. Unless expressly provided herein and/or in any Service Schedule, the Service Provider is not required to hire any additional employees or maintain the employment of any specific employee, modify any existing systems, equipment or software or acquire additional systems, equipment or software so long as the Service Provider meets the requirements of Section 2.1.
     2.5 Compliance with Laws. The Service Provider shall provide the Services in accordance with all Applicable Laws. The Service Provider shall not be obligated to provide, or cause to be provided, any Service if the provision of such Service would require a Party or any of its employees, agents or representatives to violate any Applicable Law.
     2.6 Additional Services.
          (a) Should a Party, in its reasonable judgment, after the Effective Date, identify a particular need for a transitional service that should be provided under this Agreement, then that Party has the right, at any time after the Effective Date until the end of the day on May 8, 2010, to request that such transitional service be provided under this Agreement. Following that request, the Service Provider shall negotiate in good faith with the Service Recipient to prepare and sign an additional Service Schedule covering such additional transitional service or amend an existing Service Schedule to provide for such additional transitional service (each, a “Subsequently Identified Additional Service”). In the event the Parties agree on such Subsequently Identified Additional Service, “Trident Services” or “NXP Services,” as applicable, and therefore “Services,” shall be deemed to include such Subsequently Identified Additional Service. A form of services addendum, to be completed for each country/region where Subsequently Identified Additional Services are to be performed, is attached hereto as Exhibit A.
          (b) Notwithstanding anything to the contrary in Section 2.6(a), Subsequently Identified Additional Services shall not include, and the Service Provider shall not be required to provide, the following services (except as expressly provided in the Share Exchange Agreement): (i) tax related services; (ii) legal services; (iii) treasury services; (iv) manufacturing services (which are

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covered by the Manufacturing Services Agreement); or (v) research and development services (which are covered by the R&D Services Agreement).
     2.7 Treatment of Employees. All employees and representatives of a Service Provider are considered, for purposes of all compensation and employee benefits matters, to be employees or representatives of that Service Provider, as applicable, and not employees or representatives of the Service Recipient.
     2.8 Viruses. Each Party, as Service Provider, shall use commercially reasonable efforts to prevent the introduction of viruses and other unauthorized software or mechanisms into the Service Recipient’s software and computer systems.
     2.9 Audit Rights. Each Party shall cooperate with the other in connection with any financial audits the Service Recipient may conduct, including by providing access, upon reasonable notice, for the Service Recipient, its auditors, and designees to the Service Provider’s and its Affiliates’ computer systems and records.
3.	Additional Obligations
     3.1 Service Recipient Policies. Both Parties shall maintain, and shall cause their personnel to comply with, confidentiality and security policies in accordance with standard industry practice, including, without limitation, network access and source code handling policies. While working at a Service Recipient’s site, the Service Provider shall also: (a) observe and comply with all of the Service Recipient’s security procedures, rules, regulations, policies, working hours and holiday schedules that are made available or provided in writing to the Service Provider; (b) use commercially reasonable efforts to minimize any disruption to the Service Recipient’s business and operations; and (c) keep Service Recipient’s facilities in good order, not commit or permit waste or damage to those facilities and not use the facilities for any unlawful purpose or act. .
     3.2 Cooperation. In order to enable the Service Provider to provide the Services, the Service Recipient will provide the Service Provider with cooperation and assistance as the Service Provider reasonably requests as required to facilitate provision of the Services.
4.	Non-Exclusive. Subject to Section 11.2(b), nothing in this Agreement will preclude a Party from obtaining from its own employees or from providers other than the other Party, in whole or in part, services of any nature.
5.	Coordination and Communication. The Service Recipient and the Service Provider will each appoint a single service manager who will serve as the primary point of contact for the other Party for matters related to this Agreement, including handling of requests for changes in the Services (the “Service Manager”). Each Party shall also appoint one senior executive to serve as the primary contact for discussing material issues and handling escalations (“Senior Executive”). A Party

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may replace its Service Manager or Senior Executive with an individual of comparable qualifications and experience by notifying the other of such new appointment. Each Party will use reasonable efforts to minimize changes to the person who is serving as its Service Manager or Senior Executive, as applicable.
6.	Compensation
     6.1 Compensation of Service Provider.
          (a) As compensation for each Service provided under the terms of this Agreement, each Party, as the Service Recipient, shall pay the Service Provider the fee for the Service as set forth in the applicable Service Schedule.
          (b) To the extent pricing for a Service is not set forth in the applicable Service Schedule or in Section 6.8, the Parties will in good faith negotiate the price of each such transitional Service, [****].
     6.2 Invoice. Each Service Provider shall invoice each Service Recipient for the applicable Services provided or will provide on a monthly basis. By the fifteenth (15th) day of each month, the Service Provider shall provide the Service Recipient with an invoice setting forth the estimated Costs that the Service Provider has incurred or will incur for that month. Any differences between the invoiced estimated Costs and the actual Costs incurred by the Service Provider in a given month shall be reflected in the invoice of the following month. The Service Recipient shall be entitled to dispute, in good faith and in writing, any invoice, including any estimated Costs included in such invoice. Any dispute shall be resolved pursuant to the provisions of Section 12.4.
     6.3 Payment. The Service Recipient shall pay the fees then payable under this Section 6 on or prior to [****] following the date of the receipt of each invoice. Payment shall be made by the Service Recipient in the form of a bank draft, wire transfer or other form of payment as may be determined by mutual agreement of the Parties. The Service Recipient shall not have the right to set off any payment made to the Service Provider by any outstanding balance owed to Service Recipient by Service Provider or any losses or damages Service Recipient suffers that are attributable to the provisions of Services by or on behalf of the Service Provider.
     6.4 Currency. Unless otherwise agreed, all prices and fees will be calculated in local currencies as set forth in the applicable Service Schedule and will be converted on the date of invoice into United States Dollars for payment based on the exchange rate of NXP as consistently applied in accordance with NXP’s accounting principles.
     6.5 Taxes. The fees and charges of the Service Provider under this Agreement do not include any taxes, including, without limitation, any value-added taxes, sales taxes or withholding taxes (collectively, “Taxes”). The Service

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Provider shall include the amount of any applicable Taxes on the invoices provided to the Service Recipient pursuant to Section 6.2, and the Service Recipient shall be responsible for payment of all Taxes that are legally required to be charged or withheld on fees payable for Services provided under this Agreement, other than Taxes based on the Service Provider’s net income.
     6.6 Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses incurred in the performance of this Agreement.
     6.7 Examination of Books and Records.
          (a) Each Party, as Service Provider, shall keep complete, true and correct books and records (including worksheets, invoices or other supporting documents demonstrating the time and expenses incurred and calculation of all amounts due) in respect of the Services provided hereunder to substantiate and confirm all expenses and charges (collectively, the “Books and Records”). During the term of this Agreement, at the Service Recipient’s reasonable request, but in any event no more than twice in any twelve (12) month period and solely in order to substantiate and confirm any expenses and charges set forth on any invoice, the Service Provider shall (x) provide the Service Recipient with copies of the relevant Books and Records, or (y) after receiving ten (10) Business Days’ advance notice from the Service Recipient, grant an independent, reputable audit firm appointed by the Service Recipient reasonable access (during normal business hours) to the relevant Books and Records; provided, however, that granting access to such Books and Records shall not unduly interfere with the normal business and operations of the Service Provider.
          (b) If an audit reveals that the Service Provider overcharged the Service Recipient, then the Service Provider shall reimburse the overcharged amount, which reimbursement the Service Provider shall make within thirty (30) days after receipt of the written demand from the Service Recipient. Additionally, if the Service Recipient was overcharged by [****], then the Service Provider shall pay the cost of the audit.
          (c) If an audit reveals that the Service Provider undercharged the Service Recipient, then the Service Recipient shall pay the undercharged amount, which payment the Service Recipient shall make within thirty (30) days after receipt of the written demand from the Service Provider.
     6.8 Costs Borne and Discount provided by NXP.
          (a) Notwithstanding anything to the contrary in this Agreement or any Service Schedule, NXP shall provide the following NXP Services and bear the following Costs of such NXP Services:
               (i) Enterprise, Resource and Planning (“ERP”):

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                    (1) NXP Service: NXP will create an ERP environment based on SAP®, B2B® protocol and MarCS® with booking, billing and shipping in respect of sales transactions for sole use by Trident based on the scope, functionality and milestones as described in the IT/ICT Schedule.
                    (2) Cost: NXP will bear Costs estimated to be [****].
               (ii) BP&A transition services:
                    (1) NXP Service: NXP will provide BP&A transition services commencing on the Closing Date and ending at the end of the Finished Goods Period (as defined in the Manufacturing Service Agreement).
                    (2) Cost: NXP will bear Costs up to a maximum of [****].
          (b) Any Costs in excess of the amounts stated in (i) Section 6.8(a)(i) to the extent Trident Cayman requests any deviations in the scope, functionality and milestones as described in the in the IT/ICT Schedule and (ii) Section 6.8(a)(ii), shall be borne by Trident Cayman as set forth in the other Sections of this Agreement and the IT/ICT Schedule.
          (c) During the term of this Agreement, NXP shall apply a [****] discount on Costs of generic IT NXP Services up to a maximum aggregate discount of [****].
          (d) NXP shall report to Trident the Costs incurred to render the NXP Services provided pursuant to Section 6.8(a) on a monthly basis.
7.	Confidentiality
     7.1 Confidentiality Information. Each Party shall keep confidential this Agreement and all proprietary and non-public information regarding the other Party and its Affiliates received pursuant to this Agreement that is known to be or otherwise would be reasonably understood as confidential given the nature of the information disclosed and the context of its disclosure (the “Confidential Information”), and shall not disclose or reveal any such information to any Person without the prior written consent of the other Party, other than those of its employees, officers, directors, Affiliates, attorneys, accountants, financial advisors and contractors or subcontractors providing Services pursuant to Section 2.3 (“Permitted Representatives”) who need to know such information for the purpose of taking any action required with respect to this Agreement and shall cause those Permitted Representatives to observe the terms of this Section 7 and agree for the benefit of the other Party to do so (and any violation or breach of the terms of this Section 7 by any Permitted Representative shall be deemed a breach hereof by the applicable Party).

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     7.2 No Other Use. Each Party shall not, and shall cause its respective Permitted Representatives not to, use the other Party’s Confidential Information for any purpose other than in connection with this Agreement; provided, that nothing herein shall prevent a Party or any of its Permitted Representatives from disclosing any such information that:
          (a) is or becomes generally available to the public other than as a result of a disclosure by such Party or its Permitted Representatives in violation of this Section 7.2 or any other confidentiality agreement between the Parties or any of their respective Permitted Representatives or any other legal duty, fiduciary duty, or other duty of trust and confidence of the Parties, any of their Permitted Representatives;
          (b) was within such Party’s or its Permitted Representative’s possession on a non-confidential basis prior to being furnished with such information (provided that the source of such information was not known by such Party at the time of such disclosure by such Party or any of its Permitted Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to or other duty of trust and confidence to, the other Party with respect to such information);
          (c) was independently developed by such Party without use of any information furnished to such Party, any of its Permitted Representatives; or
          (d) becomes available to such Party or its Permitted Representative on a non-confidential basis from a source other than the other Party; provided that such source is not known by such Party at the time of such disclosure by such Party or any of its Permitted Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to or other duty of trust and confidence to, the other Party with respect to such information.
     7.3 Disclosure Required by Law. If any Confidential Information is required to be disclosed by a Party in accordance with Applicable Law or judicial order, then such Party shall notify the other Party in writing and shall cooperate with the other Party if the other Party elects to seek a protective order or other appropriate remedy with respect to such required disclosure. If no such protective order is obtained, and if the Party or any of its Permitted Representatives has been advised by legal counsel in writing that it is legally compelled to disclose any Confidential Information, then such Party or such Permitted Representative may disclose such Confidential Information, but shall furnish only that portion of the Confidential Information which such Party or its Permitted Representatives is advised by counsel is legally required and shall exercise its reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded such Confidential Information.

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     7.4 Return of Confidential Information. Upon the termination of this Agreement, each Party shall return to the other Party all written Confidential Information that has been provided to such Party under this Agreement; provided, that in lieu of returning such Confidential Information to the other Party, each Party may destroy such Confidential Information and provide the other Party with a written certification that such written Confidential Information has been destroyed.
     7.5 Access to Computer Systems. If a Party is given access to any equipment, computer, software, network, electronic files, or electronic data storage system owned or controlled by the other Party, such accessing Party will limit such access and use solely to provide or receive Services under this Agreement and shall not access or attempt to access any equipment, computer, software, network, electronic files, or electronic data storage system, other than those specifically required to provide or receive the Services. Each Party will limit its access to those employees with a requirement to have such access in connection with this Agreement, will advise the other Party in writing of the name of each person who will be granted access if requested to do so, and will strictly follow all security rules and procedures for use of electronic resources. All user identification numbers and passwords disclosed to a Party and any Confidential Information obtained by a Party as a result of its access to and use of any equipment, computers, software, networks, clean-rooms electronic files, and electronic data storage systems owned or controlled by the other Party, is deemed to be, and will be treated as, Confidential Information under applicable provisions of this Agreement. The Parties agree to cooperate in the investigation of any apparent unauthorized access to any equipment, computer, software, network, clean-room, electronic file, or electronic data storage systems owned or controlled by the other Party, or any apparent unauthorized release of Confidential Information.
     7.6 Injunctive Relief. Each of the Parties acknowledges and agrees that (a) any breach of the provisions of this Section 7 by either Party will result in irreparable injury to the other Party; (b) the remedy at law alone will be an inadequate remedy for such breach; (c) in addition to any other undertaking, such Party is entitled, notwithstanding any provision of Section 12 below, to an injunction or injunctions or other equitable relief from any court of competent jurisdiction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Section 7 in accordance herewith (to the extent permitted by law), this being in addition to any other remedy to which such Party is entitled at law or in equity; and (d) in the event that any action, suit or proceeding is brought in equity to enforce the provisions of this Section 7, no Party shall allege, and each party waives the defense or counterclaim, that there is an adequate remedy at law.
8.	Limitations of Liability
     8.1 Consequential Damages Waiver. EXCEPT FOR ANY BREACH OF THE CONFIDENTIALITY OBLIGATIONS UNDER SECTION 7, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY LOSS OF PROFIT,

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INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT.
     8.2 Limitation of Liability. Each Party’s liability under this Agreement (for its own conduct and the conduct of its Subsidiary(ies) in performing the Services) shall be limited to such Party’s willful misconduct or gross negligence.
     8.3 Basis of the Bargain. EACH PARTY ACKNOWLEDGES THAT THE MUTUAL LIMITATIONS OF LIABILITY CONTAINED IN THIS SECTION 8 REFLECT THE ALLOCATION OF RISK SET FORTH IN THIS AGREEMENT AND THAT NO PARTY WOULD ENTER INTO THIS AGREEMENT WITHOUT THESE LIMITATIONS ON LIABILITY.
9.	Disclaimer. OTHER THAN AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR A SERVICE SCHEDULE, THE SERVICES, AND ALL OTHER FACILITIES, EQUIPMENT, SOFTWARE, AND SERVICES PROVIDED UNDER THIS AGREEMENT ARE PROVIDED “AS IS” AND THE SERVICE PROVIDER MAKES NO OTHER REPRESENTATIONS OR WARRANTIES UNDER THIS AGREEMENT, AND DISCLAIMS ANY AND ALL OTHER REPRESENTATIONS OR WARRANTIES, STATUTORY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT.
10.	No Indemnification. Each Party has no obligation to indemnify the other for claims, actions, demands, suits, losses, liabilities, judgments, expenses or costs (including attorneys’ fees) made by third parties arising out of or related to the Services. Each Party hereby expressly disclaims any such indemnification obligation.
11.	Term and Termination
     11.1 Term of Agreement.
          (a) The term of this Agreement begins on the Effective Date and, unless earlier terminated as provided herein, will continue until the termination or expiration of each of the Service-specific terms set forth in the Service Schedules.
          (b) Except as otherwise provided in a Service Schedule, the term for an individual IT Service shall be three (3) months. For all other Services, and except as otherwise provided in a Service Schedule, the Service Recipient may select a term for an individual transitional Service of two (2), six (6), twelve (12), or eighteen (18) months, in accordance with feasible alternatives for obtaining the transitional Services available to the Service Recipient.

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          (c) The provision of the Services hereunder may be extended to the extent mutually agreed in writing between the Parties.
     11.2 Termination.
          (a) Either Party may terminate this Agreement or any one or more of the Service Schedules immediately, upon written notice, a copy of which shall also be provided to the other Party’s Senior Executive: (i) if the other Party materially breaches any material term of this Agreement and fails to cure such breach within forty-five (45) days after receipt by the breaching Party of written notice from the non-breaching Party describing in reasonable detail such breach; (ii) upon the institution by or against the other Party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of the other Party’s debts, which case is not dismissed within sixty (60) days of filing; (iii) upon the other Party’s making an assignment for the benefit of creditors; or (iv) upon the other Party’s dissolution or ceasing to conduct business in the normal course, or the other Party’s failure to pay its debts as they mature in the ordinary course of business.
          (b) Except as set forth on the applicable Service Schedule in regards to a longer or shorter termination notice period, a Service Recipient may terminate any Service Schedule without cause upon three (3) months’ prior written notice. Any such termination shall be effective on the first day after such notice period.
     11.3 Effect of Termination. Upon termination or expiration of this Agreement for any reason, (a) the Service Provider will cooperate with the Service Recipient in completing all work in progress and such other matters which may require the Service Provider’s assistance; (b) within five (5) business days of any termination or expiration of this Agreement or any Service Schedule, the Service Provider will deliver to the Service Recipient all deliverables, whether completed or in progress, as well as all materials which were furnished to the Service Provider by the Service Recipient or which were prepared or procured by the Service Provider as a part of the Services, and will disclose to the Service Recipient all of the Service Provider’s work product related to the provision of the Services; (c) the Service Provider will cooperate with the Service Recipient in transitioning all work in progress to the Service Recipient or the Service Recipient’s designee, and will otherwise cooperate with the Service Recipient as reasonably requested to prevent disruption to the Service Recipient’s business and operations; and (d) each Party shall return to the other Party or certify in writing to the other Party that it has destroyed all documents and other tangible items that it or its employees, contractors and agents have received or created pertaining, referring or relating to the Confidential Information of the other Party furnished under this Agreement, and erase or destroy all electronic or magnetic records in computer memory, tape or other media containing any Confidential Information. Termination of this Agreement shall not limit either Party from pursuing any other remedies available to it at law or in equity. Neither the Service Recipient, on the one hand, nor the

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Service Provider, on the other hand, will be liable to the other because of any proper termination of this Agreement for compensation, reimbursement, or damages for the loss of prospective profits, anticipated sales or goodwill. The provisions of this Agreement that by their nature continue and survive will survive any termination or expiration, including, without limitation, Sections 1, 6, 7, 8, 9, 10, 11.3, 11.4 and 12. In the event of any termination with respect to one or more, but less than all, of the Service Schedules, this Agreement will continue in full force and effect with respect to any Service Schedules not so terminated.
     11.4 Further Assurances. During the term of this Agreement and following the expiration of the term a Service Schedule or following any termination of this Agreement, the Service Provider shall cooperate in good faith with the Service Recipient and take all other actions reasonably requested by the Service Recipient to enable the Service Recipient to make alternative arrangements for the provision of Services.
12.	General
     12.1 Notices. All notices or other communications hereunder shall be given in accordance with Section 12.9 of the Share Exchange Agreement.
     12.2 Governing Law. The internal law, without regard for conflicts of laws principles, of the State of New York shall govern the validity of this Agreement, the construction of its terms and the interpretation and enforcement of the rights and duties of the Parties.
     12.3 Assignment. Except as set forth in Section 2.3, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Party, and any such assignment or delegation without such prior written consent shall be null and void, except that a Party may assign or otherwise transfer its rights without the prior consent of the other Party (i) to a direct or indirect wholly owned Subsidiary, or (ii) in connection with a merger, acquisition or sale of substantially all of such Party’s assets, or of the portion of such Party’s assets to which this Agreement relates. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.
     12.4 Dispute Resolution.
          (a) The Parties shall attempt in good faith to resolve promptly any dispute arising out of or relating to this Agreement.
          (b) In the event a dispute arises between the Parties under this Agreement that cannot be resolved after good faith negotiation as contemplated by Section 12.4(a) within ten (10) Business Days of a Party’s request, NXP or Trident Cayman, as applicable, shall provide a written notice to the other describing, in

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reasonable detail, the substance of such dispute or disagreement (the “Dispute Notice”). The Senior Executive of each of NXP or Trident Cayman shall meet, confer and attempt to resolve the dispute or disagreement within a period of thirty (30) days following delivery of such Dispute Notice. If such Senior Executives are unable to resolve the dispute or disagreement within such thirty (30) day period, then either Party shall be entitled to commence dispute resolution pursuant to Section 12.4(c) below.
          (c) Any dispute or disagreement arising under this Agreement that cannot first be resolved as provided in Section 12.4(b) shall be finally and exclusively settled by binding arbitration to be held in New York, New York. Either NXP or Trident Cayman shall make written application to Judicial Arbitration and Mediation Services (“JAMS”), New York, New York, for the appointment of a single arbitrator (the “JAMS Arbitrator”) to resolve the dispute by arbitration. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. At the request of JAMS, the Parties shall meet with JAMS at its offices within ten (10) Business Days of such request to discuss the dispute and the qualifications and experience which each Party respectively believes the JAMS Arbitrator should have. The Parties shall cooperate with each other and JAMS to select a JAMS Arbitrator within thirty (30) days of the written application to JAMS. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted under New York law to resolve the dispute. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The losing party shall bear the cost of the arbitration, including the arbitrator’s fee. The Parties hereto expressly waive all rights whatsoever to file an appeal against or otherwise to challenge any award by the arbitrator hereunder, except that the foregoing does not limit the rights of either Party to bring a proceeding in any applicable jurisdiction to conform, enforce or enter judgment upon such award (and the rights of the other Party, if such proceeding is brought, to contest such confirmation, enforcement or entry of judgment).
          (d) Nothing in this Section 12.4 shall preclude either Party from seeking injunctive relief or any other equitable remedy in any applicable jurisdiction sought to protect such party’s name, technology, Confidential Information or Intellectual Property.
     12.5 Entire Agreement. This Agreement and the schedules and exhibits hereto constitute the entire understanding and agreement of the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the Parties with respect hereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.
     12.6 Amendments and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement

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may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the Party to be bound thereby. The waiver by a Party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default. The failure of any Party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such Party thereafter to enforce such provisions.
     12.7 Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.
     12.8 Interpretation; Rules of Construction. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Schedules, such reference shall be to a Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words “include”, “include” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The term “$” means United States Dollars. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document. In the event of a conflict between this Agreement and the Share Exchange Agreement, the Share Exchange Agreement shall govern unless the context otherwise requires.
     12.9 Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, employee, affiliate, stockholder, partner of any Party or any other Person unless specifically provided otherwise herein and, except as so provided, all provisions hereof shall be personal solely between the Parties to this Agreement.
     12.10 No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between the Parties. Neither Party is by virtue of this Agreement authorized as an agent, employee, or

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legal representative of the other Party. Neither Party shall have the power to control the activities and operations of the other Party and their status is, and at all times shall continue to be, that of independent contractors with respect to each other. Neither Party shall have any power or authority to bind or commit the other Party. Neither Party shall hold itself out as having any authority or relationship in contravention of this Section 12.10.
     12.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original as regards any Party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all Parties reflected hereon as signatories.
     12.12 Attorneys Fees. The prevailing party is entitled to recover from the losing party the prevailing party’s attorneys’ fees and costs incurred in any arbitration or other action with respect to any claim arising out or relating to this Agreement.
     12.13 Execution. This Agreement may be executed by facsimile signatures and such signature will be deemed binding for all purposes of this Agreement, without delivery of an original signature being thereafter required.
[Signature Page follows]

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The Parties have executed this Agreement as of the Effective Date.

Trident Microsystems (Far East) Ltd.			NXP B.V.

By:	/s/ Pete J. Mangan		By:	/s/ Guido Diereck

	Name:	Pete J. Mangan		Name:	Guido Diereck

	Title:	President		Title:	Authorized Signatory